Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Gannett Co., Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	14,555,560	$2.06(2)	$29,984,453.60(2)	$110.20 per $1,000,000	$3,304.29
Total Offering Amounts					$29,984,453.60		$3,304.29
Total Fee Offsets							–
Net Fee Due							$3,304.29

(1)
This Registration Statement covers 14,555,560 shares of common stock of the Registrant authorized to be offered and sold under the Gannett Co., Inc. 2023 Stock Incentive Plan. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant’s shares of common stock as reported on the New York Stock Exchange on June 8, 2023.